UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CNS RESPONSE, INC.

(Name of Registrant as Specified In Its Charter)

Leonard J. Brandt

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Dear CNS Stockholder,
On Tuesday, I mailed to you a definitive Proxy Statement for you to be able to vote at the upcoming Special Meeting of Stockholders on Friday, September 4, 2009 at 1:00 pm EST. Today I mailed a revised proxy card that supersedes the older one. For your convenience I have attached a copy of the revised proxy card here. You can obtain all of my proxy information and updates at http://www.leonardjbrandt.com/proxy or by replying to this e-mail with a request for information.
This morning, CNS Response announced a financing, pursuant to which John Pappajohn, Sail Venture Partners and co-investors were issued common stock and warrants. Together with shares concurrently obtained through their conversion of bridge loans, these parties stand to receive almost 12MM shares of common stock. If they exercise their low-price warrants, the issuance exceeds 21MM shares. Of this, Mr. Pappajohn alone would have 13MM shares and low-price warrants. He also received $90,000 in cash, a payment I believe to be comparable to interest at an annualized rate of 43% on his short-term loan. I believe the Company intends to raise even more financing through this very expensive means before the end of September, after which the private investors will profit handsomely at the cost of CNS shareholders like you and me.
My understanding is that these newly issued shares will not be eligible to be voted at the upcoming September 4, 2009 Special Meeting that I have called because they were issued after August 24, 2009. These shares, however, may have been issued in time to be eligible to vote in an election of Directors at the later annual meeting called by the board. So I believe we must act now, at the Special Meeting.
The management and Board has taken other efforts to impose their will:
(a)	purported to change the bylaws so that stockholders cannot ever again call a special meeting to elect Directors.

(b)	expended significant legal effort and cost to stop or enjoin our Special Meeting,
Beyond this, some stockholders have reported legal fears or intimidation arising from the disputes raised by the Company over holding the Special Meeting. Therefore, I would like to share a few details about results of the Company’s legal opposition to my efforts. The Company filed court cases in Delaware state court and California Federal court seeking to prevent the Special Meeting from taking place. Finding that the Company had not presented sufficient evidence, both courts denied the request to stop us from holding the Special Meeting and to stop me from soliciting your proxies. In June the Delaware court ruled in my favor. This past Tuesday the California Federal Court ruled in my favor. In his Order, The Honorable Judge Cormac J. Carney made the following statements:
•	"Given Mr. Brandt’s representations that he is engaged in a process of obtaining a definitive proxy statement, the Court does not have serious concerns that investors are currently being misled.”

•	“Here, CNS has not demonstrated probable success on the merits. Mr. Brandt has submitted evidence that he is, in fact, complying with securities laws and is not attempting to mislead shareholders.”

•	“CNS has simply failed to identify any specific, irreparable harm that Mr. Brandt’s alleged securities violations pose.”
I am sure that the Company will continue opposing the Special Meeting — suggesting, as it already has, that the Meeting is somehow improper — but I am confident in the outcome.
Please carefully review the proxy statement, and company announcements reflecting today’s announced financing. In the proxy materials sent by the U.S. mail you will find:
•	Backgrounds of Board nominees starting on page 13

•	Voting instructions if your shares are held at a brokerage account on page 3
After reading all the materials you may conclude, as I have, that a different Board can serve the stockholders better; or you may conclude otherwise. Whatever your views, I encourage your exercising your most basic right as a stockholder of an American company — the right to vote, without fear of legal repercussion to you.
Please fax your vote to 949-743-2785, or e-mail a signed and scanned copy to LenJBrandt@gmail.com. Also, I encourage you to visit my web site at http://www.leonardjbrandt.com/proxy for my proxy materials and additional updates. Of course, call or e-mail if I can be of any assistance.
I hope we have an opportunity to share further thoughts in the coming days. My contact information is below.
Sincerely,

Len Brandt
cell:     612. 384.6362
fax:     949. 743.2785
email: LenJBrandt@gmail.com
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